Exhibit 99.1
CONTACT: Phil Franklin,
     Vice President, Operations Support, CFO and Treasurer (773) 628-0810
LITTELFUSE REPORTS SECOND QUARTER RESULTS
          CHICAGO, July 30, 2009 — Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the second quarter of 2009 that were in line with the company’s updated guidance issued on July 7, 2009.
Second Quarter Highlights
•	Sales for the second quarter of 2009 were $101.4 million, a 20% sequential increase from the first quarter of 2009 and a 32% decline compared to the prior-year quarter.

•	On a GAAP basis, the company had a loss of ($0.12) per diluted share, which included restructuring charges of $7.0 million (pre-tax) or approximately $0.22 per share. Adjusted diluted earnings per share (see Supplemental Information on page 8) were $0.10. The restructuring charges reflect the costs to further consolidate manufacturing and reduce operating expenses as announced on May 19, 2009.

•	Capital expenditures for the second quarter of 2009 were $4.2 million, which was down from $7.2 million in the first quarter of 2009.

•	Cash used in operating activities was ($2.3) million for the second quarter of 2009. The most significant factor negatively impacting cash flow was increased accounts receivable resulting primarily from accelerating sales. This was partially offset by continued inventory reduction.

•	The company ended the second quarter of 2009 with $48.3 million in cash and $75.0 million of borrowing capacity under its revolving credit facility. At June 27, 2009, the company was in compliance with all debt covenants and expects to remain so for the foreseeable future.

•	The book-to-bill ratio for electronics for the second quarter of 2009 was 1.07.
          “The second quarter sequential sales increase was mostly driven by improvement in Asia for both electronics and automotive products, as well as improvement in the European automotive market. Increases in Startco sales also contributed, while electrical fuse sales increased in line with normal seasonality,” said Gordon Hunter, Chief Executive Officer.
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          “Compared to the first quarter of 2009, gross margin (excluding restructuring charges) improved by 720 basis points and operating expenses declined by $2.5 million,” said Phil Franklin, Chief Financial Officer. “This clearly indicates that our cost reductions are beginning to flow through the P&L. We have now reduced our breakeven point to $95 million in quarterly sales and expect further modest reductions in breakeven over the next year.”
Outlook
•	Sales for the third quarter of 2009 are expected to be in the range of $104 to $108 million, which represents 3-7% sequential growth over the second quarter.

•	Earnings for the third quarter of 2009 are expected to be in the range of $0.14 to $0.21 per diluted share.

•	Capital spending for 2009 is now expected to be approximately $21 million.
          “In this challenging environment, we continue to execute well on the basics such as cost reduction, customer responsiveness, inventory control and price management,” said Hunter. “We believe this will be a slow, non-linear recovery, but as our markets improve, we will leverage our leaner processes and lower breakeven point. We are gaining confidence that in the second half of 2009 we will be solidly profitable and significantly free-cash-flow positive.”
Conference Call Webcast Information
          Littelfuse will host a conference call today, Thursday, July 30, 2009 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the second quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through September 30, 2009 and can be accessed through the Web site listed above.
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About Littelfuse
          As the worldwide leader in circuit protection products and solutions with annual sales of $530.9 million in 2008, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Chicago, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, Canada, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
          For more information, please visit Littelfuse’s web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2008. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2008.
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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	Second Quarter			Year-to-Date
	2009	2008	% Change	2009	2008	% Change
Business Unit
Electronics	$61.5	$95.5	(36%)	$112.8	$180.4	(37%)
Automotive	23.2	38.9	(40%)	41.6	75.2	(45%)
Electrical*	16.7	15.4	8%	31.4	27.9	13%

Total	$101.4	$149.8	(32%)	$185.8	$283.5	(34%)

	Second Quarter			Year-to-Date
	2009	2008	% Change	2009	2008	% Change
Geography
Americas*	$36.9	$55.1	(33%)	$73.7	$104.8	(30%)
Europe	19.7	35.8	(45%)	37.3	69.1	(46%)
Asia-Pacific	44.8	58.9	(24%)	74.8	109.6	(32%)

Total	$101.4	$149.8	(32%)	$185.8	$283.5	(34%)

*	Startco Engineering, acquired at the beginning of the fourth quarter 2008, added $5.3 million and $9.6 million in sales to the Electrical business unit and the Americas’ region in the three and six months ended June 27, 2009, respectively.
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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD)

	June 27, 2009	December 27, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,332	$70,937
Accounts receivable, less allowances	68,568	62,126
Inventories	55,380	66,679
Deferred income taxes	11,342	11,693
Prepaid expenses and other current assets	19,016	17,968

Total current assets	202,638	229,403

Property, plant and equipment:
Land	11,121	11,089
Buildings	65,358	68,165
Equipment	296,567	301,835

	373,046	381,089
Accumulated depreciation	(217,136)	(220,939)

Net property, plant and equipment	155,910	160,150

Intangible assets, net of amortization:
Patents, licenses and software	12,113	8,077
Distribution network	11,577	11,577
Customer lists, trademarks and tradenames	12,831	2,954
Goodwill	95,052	106,961

	131,573	129,569

Investments	5,494	3,436
Deferred income taxes	13,077	15,235
Other assets	1,106	1,135

Total Assets	$509,798	$538,928

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,319	$18,854
Accrued payroll	13,957	17,863
Accrued expenses	9,682	17,220
Accrued severance	10,663	8,393
Accrued income taxes	—	2,570
Current portion of long-term debt	13,621	8,000

Total current liabilities	65,242	72,900

Long-term debt, less current portion	60,000	72,000
Accrued severance	4,448	7,200
Accrued post-retirement benefits	31,192	41,637
Other long-term liabilities	12,811	11,340
Total shareholders’ equity	336,105	333,851

Total Liabilities and Shareholders’ Equity	$509,798	$538,928

Common shares issued and outstanding of 21,734,131 and 21,719,734, at June 27, 2009, and December 27, 2008, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales	$101,396	$149,826	$185,799	$283,534

Cost of sales	75,982	102,364	142,111	197,591

Gross profit	25,414	47,462	43,688	85,943

Selling, general and administrative expenses	22,946	26,944	45,288	52,622
Research and development expenses	4,712	6,213	9,533	11,836
Amortization of intangibles	1,212	1,001	2,423	1,893

	28,870	34,158	57,244	66,351

Operating (loss) income	(3,456)	13,304	(13,556)	19,592

Interest expense	637	368	1,307	702
Other (income) expense, net	(237)	43	(1,116)	356

(Loss) income before income taxes	(3,856)	12,893	(13,747)	18,534
Income taxes	(1,272)	3,752	(3,379)	5,281

Net (loss) income	$(2,584)	$9,141	$(10,368)	$13,253

Net (loss) income per share:
Basic	$(0.12)	$0.42	$(0.48)	$0.61

Diluted	$(0.12)	$0.42	$(0.48)	$0.61

Weighted average shares and equivalent shares outstanding:
Basic	21,728	21,687	21,724	21,734

Diluted	21,748	21,869	21,735	21,880

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Six Months Ended
	June 27, 2009	June 28, 2008
OPERATING ACTIVITIES:
Net (loss) income	$(10,368)	$13,253
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	15,592	13,725
Amortization of intangibles	2,423	1,893
Stock-based compensation	2,647	2,506
Loss (gain) on sale of property, plant and equipment	510	(305)
Changes in operating assets and liabilities:
Accounts receivable	(5,878)	(7,552)
Inventories	11,508	(4,329)
Accounts payable and accrued expenses	(6,554)	(3,845)
Accrued payroll and severance	(4,685)	(784)
Accrued taxes	(7,913)	(3,246)
Prepaid expenses and other	(1,489)	3,208

Net cash (used in) provided by operating activities	(4,207)	14,524

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(11,399)	(25,101)
Purchase of business, net of cash acquired	(920)	(9,280)
Proceeds from sale of property, plant and equipment	71	3,384

Net cash used in investing activities	(12,248)	(30,997)

FINANCING ACTIVITIES:
Proceeds from debt	11,621	54,000
Payments of debt	(18,000)	(43,412)
Proceeds from exercise of stock options	183	(6,623)
Purchases of common stock	—	1,187

Net cash (used in) provided by financing activities	(6,196)	5,152

Effect of exchange rate changes on cash	46	1,636

Decrease in cash and cash equivalents	(22,605)	(9,685)
Cash and cash equivalents at beginning of period	70,937	64,943

Cash and cash equivalents at end of period	$48,332	$55,258

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LITTELFUSE, INC.
Supplemental Information
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	June 27, 2009
	U.S. GAAP	Special Items		Adjusted
Net sales	$101,396	$—		$101,396

Cost of sales	75,982	(3,905	) (1)	72,077

Gross profit	25,414	3,905		29,319
% of sales	25.1%			28.9%

Total operating expenses	28,870	(3,139	) (1)	25,731

% of sales	28.5%			25.4%

Operating (loss) income	(3,456)	7,044		3,588

% of sales	(3.4%)			3.5%

Interest/other expense (income), net	400	—		400

(Loss) income before income taxes	(3,856)	7,044		3,188

Income tax (benefit) expense	(1,272)	2,197		925

Effective tax rate	33.0%			29.0%

Net (loss) income	$(2,584)	$4,847		$2,263

Net (loss) income per diluted share:	$(0.12)	$0.22		$0.10

Weighted average shares and equivalent shares outstanding — diluted:	21,748	21,748		21,748

Note: The Company believes that adjusted operating income (loss) is more indicative of its ongoing operating performance than U.S. GAAP operating income since the former excludes special charges that are related to closure of legacy operations.
Special Items:

(1)	Relates to severance and asset impairment charges for the U.S., Germany and Asia.
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